Chapman and Cutler LLP	111 West Monroe Street
Chicago, Illinois 60603

September 11, 2020

First Trust Portfolios L.P.

120 East Liberty Drive

Suite 400

Wheaton, Illinois 60187

The Bank of New York

Unit Investment Trust Office

240 Greenwich Street, Fl. 20W
New York, New York 10286

Re: FT 8915

Gentlemen:

We have acted as counsel for First Trust Portfolios L.P., depositor of FT 8915 (the "California Fund"), in connection with the issuance of shares in the California Fund (the "Fund Shares"). Holders of Fund Shares are referred to herein as the "Shareholders."

You have informed us, and for purposes of this opinion, we have assumed, without independent verification, that:

(i)       The assets of the California Fund will consist of one or more of the following: (a) interest bearing obligations issued by or on behalf of the State of California or a local government in California (the "California Bonds"), (b) interest bearing obligations issued by the government of Puerto Rico, Guam or the Virgin Islands (the "Possession Bonds," and, collectively with the California Bonds, the "Bonds")and (c) shares (the "RIC Shares") in funds qualifying as regulated investment companies for federal income tax purposes ("RICs") that are treated as interests in regulated investment companies for federal income tax purposes.

(ii)       The Bonds were validly issued by the State of California or a local government in California, or by the government of Puerto Rico, Guam or the Virgin Islands, as the case may be.

(iii)       Interest on the Bonds is excludable from gross income for federal income tax purposes.

(iv)       Interest on the California Bonds is exempt from the income tax imposed by the State of California that is applicable to individuals, trusts and estates (the "California Personal Income Tax").

(v)       The Possession Bonds and the interest thereon are exempt from all state and local taxation.

(vi)       The California Fund qualifies as, will continue to qualify as, and has elected to be treated as, a regulated investment company for federal income tax purposes.

(vii)       The California Fund has met and will continue to meet all California reporting requirements.

Based upon the foregoing, and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion, under existing provisions of law of the State of California, that:

(i)       Individuals may exclude from taxable income for purposes of the California Personal Income Tax dividends received from the California Fund that are properly reported by the California Fund as exempt-interest dividends for California Personal Income Tax purposes in written statements furnished to them. The portion of the California Fund’s dividends reported as California exempt-interest dividends may not exceed the amount of interest the California Fund receives during its taxable year on obligations the interest on which, if held by an individual, is exempt from taxation by the State of California, which may include interest received from the Possession Bonds, and the amount of California exempt-interest dividends the California Fund receives from the RIC Shares, reduced by certain non-deductible expenses. The California Fund may designate California exempt-interest dividends only if the California Fund qualifies as a regulated investment company under the Internal Revenue Code of 1986, and, if at the close of each quarter of its taxable year, (a) at least 50 percent of the value of the total assets of the California Fund consists of obligations the interest on which when held by an individual, is exempt from taxation by the State of California or (b) at least 50 percent of the value of the total assets of the California Fund consists of interests in other entities qualifying as regulated investment companies for federal income tax purposes.

(ii)       Distributions from the California Fund, other than those properly reported by the California Fund as exempt-interest dividends for California Personal Income Tax purposes, will generally be subject to the California Personal Income Tax.

(iii)       Taxpayers will generally be subject to tax for purposes of the California Personal Income Tax, and the California franchise and income taxes imposed on taxpayers subject to the California Corporation Tax Law on gain recognized on the sale or redemption of shares of the California Fund.

(iv)       Interest on indebtedness incurred or continued to purchase or carry Fund Shares, if the California Fund distributes California exempt-interest dividends during a year, is generally not deductible for purposes of the California Personal Income Tax.

This opinion does not address the taxation of persons other than full-time residents of the State of California. This opinion relates only to Shareholders subject to the California Personal Income Tax and we express no opinion with respect to taxation under any other provisions of California law. In particular, no opinion is expressed with respect to the taxation of Shareholders subject to the California Corporation Tax Law. Please note, however, that all distributions from the California Fund, including California exempt-interest dividends, received by taxpayers subject to the California Corporation Tax Law may be subject to the California franchise tax and the California income tax. We have not independently examined the RIC Shares, the Bonds or the opinions of bond counsel rendered in connection with the issuance of the Bonds. Ownership of the Fund Shares may result in other California tax consequences to certain taxpayers, and we express no opinion regarding any such collateral consequences. Prospective investors should consult their tax advisors as to the applicability of such collateral consequences.

Our opinion is based on the Revenue and Taxation Code of California (the "California Code"), the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the California Code, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the California Franchise Tax Board nor a court of law, and has no official status of any kind. The California Franchise Tax Board or a court of law could disagree with the opinion expressed herein. Although we believe that, in a properly presented case, the opinion expressed herein would be found to be correct if challenged, there can be no assurance that this will be the case. In evaluating these California tax issues, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be resolved through settlement if raised.

This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under United States federal, state, local or foreign law.

The Committee on Legal Opinions of the American Bar Association promulgated the "Third-Party Legal Opinion Report, Including the Legal Opinion Accord," (the "ABA Guidelines") in 1991. Among other things the ABA Guidelines provide that attorneys should not provide legal opinions as to matters of fact or financial or economic forecasts (or similar predictions). In this regard, matters discussed expressly or implicitly within this letter which are determined to be matters of fact or financial or economic forecasts (or similar predictions) should be interpreted to be a confirmation of our understanding and a statement of our belief rather than a legal opinion, regardless of the language used.

Chapman and Cutler LLP does not and will not impose any limitation on the disclosure of tax treatment or tax structure of any transaction relating to this matter.

We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-248123) relating to the Units referred to above, to the use of our name and to the reference to our firm in said registration statement and in the related Prospectus.

Very truly yours,

/s/ CHAPMAN AND CUTLER LLP

EFF/arr